                                                            EXHIBIT 2.1



                             ARTICLES OF MERGER
                                     of
                          SMARTSOURCES.COM, INC.,
                          a Washington corporation

                        Merging with and Into Itself

                          SMARTSOURCES.COM, INC.,
                           a Colorado corporation


     Pursuant to the provisions of RCW 23B.11.050 of the Washington Business Corporation Act and C.R.S. 7-111-107 of the Colorado Business Corporation Act, these Articles of Merger are executed and filed for purposes of merging SmartSources.com, Inc., a Colorado corporation (the "Disappearing
Corporation"), with and into SmartSources.com, Inc., a Washington corporation (the "Surviving Corporation").

                                 ARTICLE I
                               PLAN OF MERGER

     The Agreement and Plan of Merger (the "Plan of Merger") adopted by the Boards of Directors of both the Surviving Corporation and the Disappearing Corporation is attached as Exhibit A.

                                 ARTICLE II
                            SHAREHOLDER APPROVAL

     The Plan of Merger was duly approved by the shareholders of the Surviving Corporation in accordance with RCW 23B.11.030 and the number of votes cast for the Plan of Merger by each voting group of the Disappearing Corporation entitled to vote separately on the merger was sufficient for approval by that voting group in accordance with C.R.S. 7-111-105(1)(c). Immediately prior to the merger, the Surviving Corporation has been a wholly-owned subsidiary of the Disappearing Corporation, and pursuant to the merger, the parent Disappearing Corporation shall be merged with and into the subsidiary Surviving Corporation.

                                ARTICLE III
                              PRINCIPAL OFFICE

     The principal office of the Surviving Corporation is 2030 Marine Drive, Suite 100, North Vancouver, B.C. V7P 1V7.


                           *********************

                    [Articles of Merger-Signature Page]


     DATED, as of this 14th day of June 2001.


SMARTSOURCES.COM, INC.,                 SMARTSOURCES.COM, INC.,
a Washington corporation                a Colorado corporation





By:  /s/ Nathan Nifco                   By:  /s/ Nathan Nifco
     --------------------                   ---------------------
Its: President and CEO                  Its: President and CEO

                        AGREEMENT AND PLAN OF MERGER
                                     of
                           SMARTSOURCES.COM, INC.
                          a Washington corporation

                        Merging With and Into Itself

                           SMARTSOURCES.COM, INC.
                           a Colorado corporation


     This Agreement and Plan of Merger (the "Plan") is made and entered as of this 14 day of June, 2001 by and between SmartSources.com, Inc., a Washington corporation (the "Surviving Corporation"); and SmartSources.com, Inc., a Colorado corporation, (the "Disappearing Corporation"). The Surviving Corporation and the Disappearing Corporation are sometimes collectively referred to in this Plan as the "Constituent Corporations."

                                  RECITALS

     A. The directors of the Disappearing Corporation wish to reconstitute the Disappearing Corporation as a Washington corporation by the same name. .

     B. For that purpose, the Surviving Corporation has been formed, with capitalization identical to the existing capitalization of the Disappearing Corporation.

     C. The directors of both of the Constituent Corporations have duly approved the merger of the Disappearing Corporation with and into the Surviving Corporation in accordance with the terms and conditions of this Plan (the "Merger"), as authorized by Section 23B.11 of the Washington Business Corporation Act (the "WBCA") and Section 7-111 of the Colorado Business Corporation Act (the "CBCA").

     THEREFORE, the parties agree as follows:

     1. MERGER. On the terms and conditions of this Plan, the Disappearing Corporation shall be merged with and into The Surviving Corporation.

     2.   PARTIES.  The name of the parties to the Merger are as follows:

          2.1  Surviving Corporation.  The surviving corporation shall be:
SmartSources.com, Inc., a State of Washington corporation, whose name shall remain unchanged in connection with the merger.

          2.2 Disappearing Corporations. The names of the Constituent Corporation to be merged into the Surviving Corporation, and whose corporate existence accordingly shall cease as a result of the Merger, is:
SmartSources.com, Inc., a State of Colorado corporation.

     3. ARTICLES OF MERGER. The Surviving Corporation shall cause to be filed, with the Secretaries of State of Washington and Colorado, Articles of Merger in the forms contemplated by the applicable provisions of the WBCA and the CBCA, respectively, attaching a copy of and incorporating this Plan by reference.

     4. EFFECTIVE TIME OF MERGER. The Merger shall become effective as of June 14, 2001 (the "Effective Time").

     5. TERMS AND CONDITIONS OF MERGER. As of the Effective Time of Merger, as provided by the WBCA and the CBCA:

          5.1 No Separate Existence. The separate existence of the Disappearing Corporation shall cease and the Disappearing Corporation shall be merged with and into the Surviving Corporation in accordance with this Plan.

          5.2 Succession to Rights and Interests. The Surviving Corporation shall possess all of the properties and assets of each of the Constituent Corporations, and all the rights, privileges, powers, immunities, franchises and assets of each of the Constituent Corporations, of whatever nature and description, both public and private, all of which shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further action, instrument or deed. Title to any real estate or other property, or any interest therein, vested by deed or otherwise in any of the Constituent Corporations, and all contractual rights, leases of real or personal property, choses in action, debts due on whatever account, and interests of, or property belonging to or due to, any of the Constituent Corporations, shall be vested in the Surviving Corporation without reversion, termination or impairment.

          5.3 Succession to Liabilities. The Surviving Corporation shall be subject to all restrictions, disabilities, duties and liabilities and obligations of each of the Constituent Corporations, contractual or otherwise.

          5.4 Claims and Proceedings. Any existing claim or action or proceeding, whether civil, criminal or administrative, pending by or against any of the Constituent Corporation, may be prosecuted to judgment or decree as if the Merger had not taken place, and the Surviving Corporation may be substituted in any such action or proceeding.

          5.5 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation as existing and in effect at the Effective Time of Merger shall be and continue as the Articles of Incorporation of the Surviving Corporation, until the same shall be amended or repealed as provided by the WBCA and by the terms of such Articles of Incorporation.

          5.6 Bylaws. The Bylaws of the Surviving Corporation as existing and in effect at the Effective Time of Merger shall be and continue as the Bylaws of the Surviving Corporation, until the same shall be amended or repealed as provided by the terms of such Bylaws.

          5.7 Directors. The directors of the Disappearing Corporation in office at the Effective Time of Merger shall be and continue as the directors of the Surviving Corporation, each such director to hold such office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation, as in effect immediately after the Effective Time of Merger, until his successor is elected and qualified.

          5.7 Officers. The officers of the Disappearing Corporation in office at the Effective Time of Merger shall be and continue as the officers of the Surviving Corporation, each such officer to hold such office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation, as in effect immediately after the Effective Time of Merger, until his successor is elected and qualified.

          5.8 Book Values; Tax Attributes. The assets and liabilities of the Disappearing Corporation as of the Effective Time of Merger shall be taken up on the books of the Surviving Corporation at the amounts at which they are carried at that time on the respective books of the Disappearing Corporation. For federal income tax purposes, the merger shall be accounted for as a tax free merger pursuant to 368(1)(a) of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations.

     6. CONVERSION OF SHARES. At the Effective Time of Merger, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Surviving Corporation or the Disappearing
Corporations:

          (a) Each outstanding share of capital stock of the Surviving Corporation shall not be converted or exchanged, but because all outstanding shares of capital stock of the Surviving Corporation are owned by the Disappearing Corporation, they will be acquired by the Surviving Corporation as a consequence of the Merger and shall thereafter constitute authorized but unissued shares of the Surviving Corporation by virtue of RCW 23B.06.310(1) of the WBCA; and

          (b) (i) Each outstanding share of capital stock of the Disappearing Corporation shall be automatically converted into one share of fully paid and nonassessable share of capital stock of the Surviving Corporation of the same type and class, and upon such conversion at the Effective Time of Merger the shares of capital stock of the Disappearing Corporation shall thereupon cease to separately exist, and (ii) automatically upon the effectiveness of the Merger there shall be deemed to be issued to the holders of the shares of capital stock of the Disappearing Corporation one share of fully paid and nonassessable capital stock of the Surviving Corporation of the same type and class for each outstanding share of capital stock of the Disappearing Corporation, so that the capitalization of the Surviving Corporation immediately following the Effective Time of Merger shall be precisely equivalent to that of the Disappearing Corporation immediately prior to the Effective Time of Merger, and (iii) at and following the Effective Time of Merger, all of the outstanding certificates which prior to that time represented shares of capital stock of the Disappearing Corporation shall be deemed for all purposes (including voting and the receipt of dividends and other distributions upon capital stock) to represent fully paid and nonassessable shares of capital stock of the Surviving Corporation of the same type and class into which the shares of the Disappearing Corporation shall have been converted and shall be so registered on the books and records of the Surviving Corporation and its transfer agent; and

          (c) The holders of options, warrants or other written agreements or instruments entitling the holder to purchase shares of the common stock of the Disappearing Corporation shall be converted and exchanged by the Surviving Corporation following the Merger into identical options, warrants or other written agreements for an identical number of shares of capital stock of the Surviving Corporation of the same type and class.

     7.   IMPLEMENTATION.

          7.1 Shareholder Approval. This Plan shall be submitted to the shareholders of the Surviving Corporation and the Disappearing Corporation for their approval in the manner provided (a) by Section 23B.11.030 of the WBCA, in the case of the Surviving Corporation, and (b) by Section 7-111 of the CBCA, in the case of the Disappearing Corporation, or as otherwise may be required by applicable law.

          7.2 Articles of Merger. After shareholder approval, the proper officers of the Surviving Company shall cause to be prepared, and shall execute and cause Articles of Merger to be filed with the Colorado Secretary of State and shall execute and cause a Articles of Merger to be filed with the Washington Secretary of State, in the form and manner contemplated by Section 3 of this Plan or as otherwise may be required by law.

          7.3 Further Acts. If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurance in law is necessary or desirable to evidence the succession to and vesting in the Surviving Corporation of the title to any property of either of the Constituent Corporations, or the exercise and enjoyment of rights, privileges, powers, immunities and franchises of the Constituent Corporations, the proper officers and directors of the Constituent Corporations shall execute, deliver and, where required, file such further instruments and assurances in law and do all things necessary or proper thus to vest such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Plan of Merger.

          7.4 Abandonment of Merger. This Plan may be abandoned only by written resolution adopted by the board of directors of both Constituent Corporations implementing such an abandonment.

          7.5 Service of Process. Following the Merger, and in accordance with Section 23B.11.070 of the WBCA, the Surviving Corporation may be served with process in the State of Colorado in any proceeding for enforcement of any obligation of the Disappearing Corporation as well as for enforcement of any obligation of the Surviving Corporation arising from the merger, and the Surviving Corporation does hereby irrevocably appoint the Secretary of State of Colorado as its agent to accept service of process in any such suit or other proceeding. Similarly, the Surviving Corporation may be served with process in the State of Washington in any proceeding for enforcement of any obligation of Washington, as well as for enforcement of any obligation of the Surviving Corporation arising from the merger, and it does hereby irrevocably appoint the Secretary of State of the State of Washington as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the respective Secretaries of the States of Washington and Colorado is:

                         SmartSources.com, Inc.
                         c/o KTC Service Corporation
                         Attention:  Mike Liles, Jr., Esq.
                         Suite 2900, Washington Mutual Tower
                         1201 Third Avenue
                         Seattle, WA  98101-3028

until the Surviving Corporation shall have hereafter designated in writing to the respective Secretary of State a different address for such purpose.

     This Agreement and Plan of Merger may be executed in any number of counterparts, all of which shall be and constitute an original instrument.

SMARTSOURCES.COM, INC.,                 SMARTSOURCES.COM, INC.,
a Washington corporation                a Colorado corporation


By:   /s/ Nathan Nifco                  By:   /s/ Nathan Nifco
      --------------------                    ----------------------
Its:  President                         Its:  President